                                                                    EXHIBIT 99.1

                        [Letterhead of Frost & Sullivan]

March 20, 2001


dj Orthopedics, Inc.
2985 Scott Street
Vista, California 92083

Re: Annual Report Form 10-K of dj Orthopedics, Inc. (SEC Reg. No. 333-86358)

Ladies and Gentlemen:

We hereby consent to the use in the above-referenced annual report of our name and the market share and other information contained in our report entitled "Custom Project for dj Orthopedics - Orthopedics Bracing and Soft Goods Market". We also consent to the filing of this letter as an exhibit to the above-referenced annual report.

Very truly yours,

Frost & Sullivan

By:    /s/ Dorman Followwill
Name:  Dorman Followwill
Title: VP - Healthcare